                                                                     Exhibit 12


                         REGIONS FINANCIAL CORPORATION
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                  (UNAUDITED)


(AMOUNTS IN THOUSANDS)                                                              DECEMBER 31,
                                                        2004            2003            2002            2001            2000
                                                     ----------      ----------      ----------      ----------      ----------

NET INCOME                                           $  823,765      $  651,841      $  619,902      $  508,934      $  527,523
PROVISION FOR INCOME TAXES                              351,817         259,731         249,338         209,017         214,203
                                                     ----------      ----------      ----------      ----------      ----------
INCOME BEFORE INCOME TAXES                           $1,175,582      $  911,572      $  869,240      $  717,951      $  741,726
INTEREST ON NONDEPOSIT INTEREST
  BEARING LIABILITIES                                   346,024         314,179         386,636         494,449         473,186
INTEREST PORTION OF RENT EXPENSE                         21,349          14,453          14,319          12,164           6,414
                                                     ----------      ----------      ----------      ----------      ----------
TOTAL INCOME FOR COMPUTATION EXCLUDING INTEREST
  ON DEPOSITS                                         1,542,955       1,240,204       1,270,195       1,224,564       1,221,326
INTEREST ON DEPOSITS                                    496,627         430,353         652,765       1,135,695       1,372,260
                                                     ----------      ----------      ----------      ----------      ----------
TOTAL INCOME FOR COMPUTATION INCLUDING
  INTEREST ON DEPOSITS                               $2,039,582      $1,670,557      $1,922,960      $2,360,259      $2,593,586

FIXED CHARGES EXCLUDING INTEREST ON DEPOSITS         $  367,373      $  328,632      $  400,955      $  506,613      $  479,600
FIXED CHARGES INCLUDING INTEREST ON DEPOSITS         $  864,000      $  758,985      $1,053,720      $1,642,308      $1,851,860

RATIO EXCLUDING INTEREST ON DEPOSITS                       4.20x           3.77x           3.17x           2.42x           2.55x
RATIO INCLUDING INTEREST ON DEPOSITS                       2.36x           2.20x           1.82x           1.44x           1.40x

COMPONENTS OF FIXED CHARGES:
INTEREST:
  INTEREST ON DEPOSITS                               $  496,627      $  430,353      $  652,765      $1,135,695      $1,372,260
  INTEREST ON NONDEPOSIT INTEREST
    BEARING LIABILITIES                                 346,024         314,179         386,636         494,449         473,186
                                                     ----------      ----------      ----------      ----------      ----------
    TOTAL INTEREST CHARGES                           $  842,651      $  744,532      $1,039,401      $1,630,144      $1,845,446
RENTAL EXPENSE                                       $   64,046      $   43,360      $   42,956      $   36,492      $   19,241
PORTION OF RENTAL EXPENSE DEEMED
  REPRESENTATIVE OF INTEREST                         $   21,349      $   14,453      $   14,319      $   12,164      $    6,414
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